Delta Apparel Reports Fiscal 2013 First Quarter Results
Record first-quarter revenue puts Company on track to achieve full year goals

GREENVILLE, SC - October 25, 2012-Delta Apparel, Inc. (NYSE MKT: DLA) today reported that it achieved record revenue for its fiscal 2013 first quarter ended September 30, 2012.

Net sales for the fiscal 2013 first quarter were $130.1 million, a 5.3 percent increase over 2012 first quarter sales of $123.5 million. Net income for the 2013 first quarter was $3.6 million, or $0.41 per diluted share, compared with $4.4 million, or $0.50 per diluted share, in the prior year quarter. Net income for the fiscal 2013 first quarter was affected by a one-time charge of $1.2 million related to the previously disclosed internal investigation completed by the Company's Audit Committee in September, which reduced first quarter earnings per share by $0.10. Excluding this one-time charge, net income would have been a first quarter record.

Delta's first quarter performance was primarily driven by strong organic growth and improved margins in the basics segment as well as in the branded segment's Art Gun business. The higher revenues were offset somewhat by lower average selling prices resulting from cotton price declines and product mix changes.

Basics Segment Review
Fiscal 2013 first-quarter net sales for Delta's basics segment rose 26.6 percent to $66.5 million, compared with $52.6 million in the prior year period. The increase was led by the Company's FunTees business, which enjoyed a 48 percent rise in unit volume and 41.5 percent net sales growth during the quarter. The Delta Catalog business experienced a 35 percent increase in unit volume and 20 percent net sales growth. The higher unit volumes leveraged against fixed manufacturing costs, coupled with lower cotton costs in inventory, enabled Delta to reduce pricing while maintaining acceptable margins in its basics segment. In addition, the market for undecorated t-shirts was stable during the first quarter, with overall market demand keeping pace with inventories.

Branded Segment Review
Branded segment sales for the fiscal 2013 first quarter were $63.5 million, versus $70.9 million for the comparable 2012 quarter. The shortfall primarily resulted from lower net sales in the Soffe, Junkfood and The Game businesses, which were only slightly offset by sales growth at Art Gun. Soffe's revenue was down due to weak department store business with low replenishment orders, but Soffe did experience solid growth in the military and sporting goods channels. The decline in Junkfood sales was primarily driven by product mix changes and early shipping of fall merchandise. However, that business did see growth in its core Junk Food brand within the boutique, specialty chain and high-end department store channels and maintained strong margins during the quarter. Slower sales in collegiate products lead to The Game's revenue decline for the quarter, but solid growth in its Salt Life and motorsports lines is anticipated for the remainder of the year. Art Gun followed its strong showing over the past several quarters with a net sales increase of nearly 230 percent over last year's first quarter.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, said that Delta's solid first quarter put the Company in position to meet its full year financial goals. “We are now on the downside of the cotton price spike that hampered business during the previous fiscal year and can currently offer more competitive pricing while simultaneously improving margins. The market share gains realized in our basics segment during the first quarter are encouraging and our expectation is to build on this large base as the year progresses. We anticipate revenue growth at Junkfood, The Game and Art Gun during the remainder of the year, offset to some degree by sales declines in Soffe branded product at department stores.

“While we believe Delta will achieve a tenth consecutive year of record revenue growth, we also expect continued margin improvement driven by lower materials and energy costs and increased manufacturing efficiencies. Excellent progress has been made in leveraging our creative talent and retail relationships across all of our operating units. We are currently evaluating several strategies to better leverage our Soffe brand assets to accelerate growth, and have recently added a strong business-to-business platform aimed at gaining market position in the sporting goods channel. Our continued focus on information technology initiatives are designed to streamline business operations and enhance service levels to our customers.

“In addition to improving our profitability during the quarter, we took action to improve the Company's balance sheet. We reduced debt by nearly $12 million compared to fiscal year-end 2012 and improved our days sales outstanding and inventory turns from the prior year. During the quarter, we repurchased nearly 73 thousand shares of Delta common stock, which we believe currently is an effective use of funds, especially since the stock has been trading below what we believe is its intrinsic value.”

Mr. Humphreys concluded, “We consider our fiscal 2013 first quarter an important start to meet our goals for the year. While there is a lot yet to be accomplished, we believe we are well positioned for further revenue growth and improved earnings.”

Fiscal 2013 Guidance
The Company believes that the guidance previously provided for fiscal 2013, inclusive of the previously mentioned $1.2 million first quarter charge, can be achieved. Based on anticipated net sales growth and higher unit volume leveraging fixed costs, the Company expects to reach record revenues in the range of $500 to $510 million for fiscal 2013, or about a three percent increase over 2012. Net income is expected to be in a range of $1.65 to $1.80 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-329-8862. If calling from outside the United States, dial 719-457-1512. Use confirmation number 9746664. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through November 25, 2012. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 9746664.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:     Deborah Merrill
            Chief Financial Officer
            (864) 232-5200 x6620

Investor Relations Contact:     Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	September 29, 2012	October 1, 2011

Net Sales	$130,114	$123,523
Cost of Goods Sold	98,261	92,270
Gross Profit	31,853	31,253

Selling, General and Administrative	25,861	24,562
Other Expense (Income), Net	156	(7)
Operating Income	5,836	6,698

Interest Expense, Net	1,076	893

Income Before Provision for Income Taxes	4,760	5,805

Provision for Income Taxes	1,196	1,393

Net Income	$3,564	$4,412

Weighted Average Shares Outstanding
Basic	8,398	8,450
Diluted	8,652	8,760

Net Income per Common Share
Basic	$0.42	$0.52
Diluted	$0.41	$0.50

	September 29, 2012	June 30, 2012	October 1, 2011

Current Assets
Cash	$1,840	$467	$323
Receivables, Net	69,297	73,856	66,777
Income Tax Receivable	7,270	8,796	—
Inventories, Net	161,814	161,633	186,326
Prepaids and Other Assets	3,938	3,770	4,392
Deferred Income Taxes	3,890	4,964	2,838
Total Current Assets	248,049	253,486	260,656

Noncurrent Assets
Property, Plant & Equipment, Net	39,272	39,425	39,396
Goodwill and Other Intangibles, Net	23,457	23,609	24,065
Other Noncurrent Assets	3,780	3,874	3,994
Total Noncurrent Assets	66,509	66,908	67,455

Total Assets	$314,558	$320,394	$328,111

Current Liabilities
Accounts Payable and Accrued Expenses	$66,293	$62,928	$73,218
Income Tax Payable	—	—	55
Current Portion of Long-Term Debt	3,529	3,529	3,042
Total Current Liabilities	69,822	66,457	76,315

Noncurrent Liabilities
Long-Term Debt	99,049	110,949	102,291
Deferred Income Taxes	3,531	3,803	3,307
Other Noncurrent Liabilities	224	218	235
Total Noncurrent Liabilities	102,804	114,970	105,833

Shareholders' Equity	141,932	138,967	145,963

Total Liabilities and Shareholders' Equity	$314,558	$320,394	$328,111